Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

CRAUN RESEARCH SDN. BHD.,

ADVANCED LIFE SCIENCES HOLDINGS, INC.

and

ADVANCED LIFE SCIENCES, INC.

_____________

October 27, 2006

i

Table of Contents
(continued)

ii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of October 27, 2006, by and among CRAUN Research Sdn. Bhd., a limited liability company organized under the laws of Malaysia (the “Purchaser”), Advanced Life Sciences Holdings, Inc., a Delaware corporation (“Holdings”), and Advanced Life Sciences, Inc., an Illinois corporation and wholly owned subsidiary of Holdings (the “Seller”).

PRELIMINARY STATEMENTS

A.            Sarawak MediChem Pharmaceuticals, Inc, a Delaware corporation (the “Company”), was formed and operated as a joint venture of the Purchaser and the Seller pursuant to the Joint Venture Agreement by and between the Purchaser and the Seller dated December 21, 1996 (the “Joint Venture Agreement”).  Prior to the consummation of this Agreement, the Purchaser and the Seller each owned 50% of the issued and outstanding shares of the capital stock of the Company.

B.            The Government of the State of Sarawak, Malaysia (“Sarawak”), lent to the Company a principal amount of $12,000,000 pursuant to: (i) the Loan Agreement by and between Sarawak and the Company dated November 25, 1999; (ii) the Loan Agreement by and between Sarawak and the Company dated November 27, 2000; (iii) the Loan Agreement by and between Sarawak and the Company dated January 20, 2001; (iv) the Loan Agreement by and between Sarawak and the Company dated September 4, 2001; and (v) the Loan Agreement by and between Sarawak and the Company dated October 29, 2001 (collectively, the “Loan Agreements”).

C.            The Company has not tendered payment of any of the principal or interest that the Company owes to Sarawak pursuant to the Loan Agreements.

D.            On July 12, 2006, an involuntary bankruptcy petition under chapter 7 of the Bankruptcy Code (as defined below) was filed in the United States Bankruptcy Court for the Northern District of Illinois, Chicago Division by Sarawak as creditor and with the Company as the alleged debtor.  This case is administered under Case No. 06-08241 (the “Bankruptcy Petition”).

E.             The Seller desires to sell, and the Purchaser desires to purchase, all of the issued and outstanding shares of capital stock of the Company held of record or owned beneficially by the Seller in accordance with the provisions of this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

Section 1.1             Definitions.  For the purposes of this Agreement and the Ancillary Agreements:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means, collectively, the Seller Release, the Purchaser Release, the Deed of Termination, the Employee Release and the Employee ADEA Release.

“API” means Calanolide A active pharmaceutical ingredient.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et. seq.

“Calanolide” means: (i) Calanolide A; (ii) Calanolide B (Costatolide); (iii) API; (iv) Calanolide B (Costatolide) active pharmaceutical ingredient; (v) all compounds related to, intermediate of or derived from Calanolide A; (vi) all compounds related to, intermediate of or derived from Calanolide B (Costatolide); and (vii) the Drug Product.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave, long-term disability, medical, hospitalization, life insurance, other insurance or employee benefit plan.

“Contract” means any contract, agreement, arrangement, lease, license, commitment, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Drug Product” means the encapsulated form of Calanolide A.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction (other than any restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (c) multinational organization or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, including those set forth in Section 3.13(b) of the Seller Disclosure Schedule; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, invention notebooks, file histories, know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind, (f) all computer software (including source, object and executable code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals); (g) all databases and data collections and all rights in the same; (h) all rights of paternity, integrity, disclosure, and withdrawal, and any other rights that may be known or referred to as “moral rights,” in any of the foregoing; (i) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property; (j) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); (k) all versions, releases, upgrades, derivatives, enhancements and improvements of any of the foregoing; and (l) all statutory, contractual and other claims, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the date of this Agreement.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, diminution of value, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving a claim by a Person not a party to this Agreement.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchaser Disclosure Schedule” means the disclosure schedule delivered pursuant to Article 4 by the Purchaser to the Seller concurrently with the execution and delivery of this Agreement.

“Seller Disclosure Schedule” means the disclosure schedule delivered pursuant to Article 3 by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement.

“Seller’s Knowledge” means, with respect to the Seller, the actual knowledge without investigation of the Seller or of Michael T. Flavin, Ze-Qi Xu, John L. Flavin, Patrick W. Flavin, R. Richard Wieland III, Tuah Jenta, Tom Flavin, David Eiznhamer or Suseelan Pookote.

“Shares” means all of the shares of Common Stock held of record or owned beneficially by the Seller.

“Tax” means (a) any federal, state, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

Section 1.2             Additional Defined Terms.  For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Agreement	Preamble
Award Agreement	3.15(b)
Balance Sheet	3.5
Bankruptcy Petition	Preliminary Statement D
Closing	2.3
Closing Date	2.3
Company	Preliminary Statement A
Company Intellectual Property	3.13(a)
Deed of Termination	2.4(a)(vii)
Employee Release	2.4(a)(x)
Employee ADEA Release	2.4(a)(xi)
Joint Venture Agreement	Preliminary Statement A
Loan Agreements	Preliminary Statement B
Owned Intellectual Property	3.13(a)

Purchase Price	2.2
Purchaser	Preamble
Purchaser Release	2.4(b)(ii)
Purchaser Indemnified Party	5.2
Sarawak	Preliminary Statement B
Securities Act	3.4(b)
Seller	Preamble
Seller Indemnified Party	5.3
Seller Release	2.4(a)(iii)
Stock Plan	3.15(b)
Third Party Intellectual Property	3.13(c)

Section 1.3             Construction.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement should be construed to be of such gender or number as the circumstances require.  The term “including” means “including without limitation” and is intended by way of example and not limitation.  The terms “$” and “dollars” shall mean United States dollars.  Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE II
THE TRANSACTION

Section 2.1             Purchase and Sale.  In accordance with the provisions of this Agreement, at the Closing, the Seller will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Shares.

Section 2.2             Purchase Price.  The purchase price for the Shares (the “Purchase Price”) is $1,000,000.

Section 2.3             Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker & McKenzie LLP, One Prudential Plaza, 130 East Randolph Drive, Chicago, Illinois, at 10:00 a.m., local time, upon the satisfaction or waiver of all of the conditions set forth in Section 2.4, or at such other place or at such other time or on such other date as the Purchaser and the Seller may agree upon in writing.  The date upon which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4             Closing Deliveries.

(a)           At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

(i)            certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank in form reasonably satisfactory to the Purchaser for transfer;

(ii)           a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Seller confirming that the representations and warranties contained in this Agreement are true and correct in all material respects;

(iii)          a release substantially in the form of Exhibit 2.4(a)(iii) executed by the Seller, Holdings, Flavin Ventures, LLC, Flavin & Associates, Inc. and Molecular Formulations, LLC (the “Seller Release”);

(iv)          a certification in the form of Exhibit 2.4(a)(iv) executed by the Seller stating, under penalty of perjury, the Seller’s U.S. taxpayer identification number and address and that the Seller is not a “foreign person” as defined in Section 1445 of the Code;

(v)           resignations effective as of the Closing Date of each director and each officer of the Company other than those whom the Purchaser has specified in writing at least two business days prior to the Closing;

(vi)          a receipt for the Purchase Price in form reasonably satisfactory to the Purchaser;

(vii)         a deed of termination in the form of Exhibit 2.4(a)(vii) (the “Deed of Termination”) executed by the Seller;

(viii)        all books and records in the possession of the Company at Closing;

(ix)           all Calanolide in the possession of the Company at Closing;

(x)            a release substantially in the form of Exhibit 2.4(a)(x) (the “Employee Release”), with an accompanying receipt in form reasonably satisfactory to the Purchaser, executed by each of Michael T. Flavin, Ze-Qi Xu, John L. Flavin, Patrick W. Flavin, R. Richard Wieland III, Tuah Jenta, Tom Flavin, David Eiznhamer and Suseelan Pookote; and

(xi)           a release substantially in the form of Exhibit 2.4(a)(xi) (the “Employee ADEA Release”), with an accompanying receipt in form reasonably satisfactory to the Purchaser, executed by each of Michael T. Flavin, Ze-Qi Xu, John L. Flavin, Patrick W. Flavin, R. Richard Wieland III, Tuah Jenta, Tom Flavin, David Eiznhamer and Suseelan Pookote.

(b)           At the Closing, the Purchaser will deliver or cause to be delivered to the Seller:

(i)            the Purchase Price, by wire transfer of immediately available funds to the accounts as specified by the Seller in writing prior to the Closing Date;

(ii)           a release substantially in the form of Exhibit 2.4(b)(ii) executed by the Purchaser, the Company and Sarawak (the “Purchaser Release”); and

(iii)          the Deed of Termination executed by the Purchaser.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that except as set forth on the Seller Disclosure Schedule:

Section 3.1             Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.  The Seller has delivered to the Purchaser copies of the certificate of incorporation and bylaws of the Company as currently in effect, each of which, to Seller’s Knowledge, are accurate and complete.

Section 3.2             Authority and Enforceability.

(a)           The Seller has all requisite power, authority and capacity to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and each Ancillary Agreement to which the Seller is a party.  The execution, delivery and performance of this Agreement and such Ancillary Agreements to which the Seller is a party have been duly authorized by all necessary action on the part of the Seller.  This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.  Upon the execution and delivery by the Seller of the Ancillary Agreements to which the Seller is a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms.

(b)           Holdings has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and each Ancillary Agreement to which Holdings is a party.  The execution, delivery and performance of this Agreement and such Ancillary Agreements to which Holdings is a party have been duly authorized by all necessary action on the part of Holdings.  This Agreement has been duly executed and delivered by Holdings and constitutes the legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms.  Upon the execution and delivery by Holdings of the Ancillary Agreements to which Holdings is a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of Holdings, enforceable against Holdings in accordance with their terms.

Section 3.3             No Conflict.  Neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will:

(a)           directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Shares or any of the properties or assets of the Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the certificate of incorporation or bylaws of the Seller, any resolution adopted by the stockholders of the Seller or the board of directors of the Seller or, to Seller’s Knowledge, any resolution adopted by the stockholders of the Company or the board of directors of the Company, (ii) any Governmental Authorization or Contract to which the Seller is a party or by which the Seller is bound or to which any of its property or assets is subject or (iii) any Law or Judgment applicable to the Seller or any of its property or assets; or

(b)           require the Seller to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

Section 3.4             Ownership.

(a)           To Seller’s Knowledge, the authorized capital stock of the Company consists solely of 3,000 shares of Common Stock, of which 1,800 shares are issued and outstanding and no shares are held in treasury.  The Shares are comprised of 900 shares of Common Stock and, to Seller’s Knowledge, represent all of the issued and outstanding Common Stock that is not held of record and beneficially owned by the Purchaser.  The Seller is and on the Closing Date will be the sole record holder and beneficial owner of all of the Shares, free and clear of all Encumbrances.  Upon the consummation of the Closing, the Purchaser will be the beneficial owner of the entire equity interest in the Company, free and clear of all Encumbrances.

(b)           To Seller’s Knowledge, (i) other than the Shares and the Common Stock held by Purchaser, there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and (ii) there are no options, warrants, equity securities, calls, rights or other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract.  To Seller’s Knowledge, there are no Contracts to which the Company or the Seller or any Affiliate of the Company or the Seller is a party to or by which the Company or the Seller or any Affiliate of the Company or the Seller is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act of 1933 (the “Securities Act”) or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.  To Seller’s Knowledge, no holder of indebtedness of the Company has any right to convert or exchange such indebtedness for any equity securities or other securities of the Company.

(c)           To Seller’s Knowledge, all of the Shares are duly authorized, validly issued, fully paid, nonassessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right and have been issued in compliance with all applicable Laws.

(d)           To Seller’s Knowledge, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, including the Shares.  To Seller’s Knowledge, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.5             Financial Statements.  Attached as Section 3.5 of the Seller Disclosure Schedule are the consolidated and consolidating balance sheets of the Company as of December 30, 2003, December 30, 2004, and December 31, 2005 (the most recent of which, the “Balance Sheet”), and the related consolidated and consolidating statements of income.

Section 3.6             Books and Records.  The books and records in the possession of the Company at Closing and delivered at Closing to the Purchaser pursuant to Section 2.4(a)(viii) constitute, to Seller’s Knowledge, all the books of account, minute books, stock record books and other material records of the Company which have not been delivered to the Purchaser or its counsel, Baker & McKenzie LLP, prior to the date indicated in the first sentence of this Agreement.

Section 3.7             Phase 1.  To Seller’s Knowledge, the Company has completed a series of Phase I clinical trials for Calanolide A in accordance with FDA rules and regulations and has completed a draft protocol to conduct a Phase IIa clinical trial entitled “A Phase IIa Study of Calanolide A to Evaluate the

Safety, Pharmacokinetics and Effects of Calanolide A with Low-Dose Ritonavir on Surrogate Markers in HIV-Positive Patients with No Previous or Limited Experience of Antiretroviral Therapy.”

Section 3.8             Calanolide and API.  The Calanolide delivered to the Purchaser pursuant to Section 2.4(a)(ix) constitutes, to Seller’s Knowledge, all of the Calanolide in the possession of the Company at Closing.  To Seller’s Knowledge, no Calanolide is held by any Person not a party to this Agreement other than Calanolide provided to third parties performing scientific research and/or development services to the Company.  To Seller’s Knowledge, no Calanolide is owned by any Person not a party to this Agreement.  The API delivered to the Purchaser pursuant to Section 2.4(a)(ix) has been and is stored at minus twenty (-20) degrees Celsius.  Except for any API not manufactured under Good Manufacturing Practices, the API delivered to the Purchaser pursuant to Section 2.4(a)(ix) was certified on April 22, 2002, and, together with other batches of API which have been fully utilized, was utilized in all Phase 1 testing conducted by or on behalf of the Company.

Section 3.9             No Undisclosed Liabilities.  Except as set forth in Section 3.9 of the Seller Disclosure Schedule, to Seller’s Knowledge, the Company has no material Liability except for Liabilities accrued or expressly reserved for in line items on the Balance Sheet.

Section 3.10           Absence of Certain Changes and Events.  Since the date of the Balance Sheet, to Seller’s Knowledge, other than the filing of the Bankruptcy Petition there has not been any change or event that has had or could reasonably be expected to have a material adverse effect on the business, assets, properties, Liabilities, condition (financial or otherwise), operating results, operations or business prospects of the Company.

Section 3.11           Assets.  Section 3.11 of the Seller Disclosure Schedule contains, to Seller’s Knowledge, a complete and accurate list of all tangible assets (other than Calanolide A) having a value in excess of $10,000 owned by the Company or used in the operation of the Company’s business.

Section 3.12           Real Property.

(a)           The Company owns no real property, nor has the Company ever owned any real property.

(b)           The Company does not have a leasehold or subleasehold estate or other right to use or occupy any real property.

Section 3.13           Intellectual Property.

(a)           To Seller’s Knowledge, the Company owns or otherwise possesses valid and legally enforceable rights to use all Intellectual Property owned, created, acquired, licensed to or by or used by the Company at any time prior to and through the Closing Date (the “Company Intellectual Property”).  To Seller’s Knowledge, the Company is the sole owner of, and has valid title to, all of the Company Intellectual Property, other than the Third Party Intellectual Property listed in the Seller Disclosure Schedule pursuant to Section 3.13(c) (the “Owned Intellectual Property”).  To Seller’s Knowledge, immediately after the Closing, the Company will remain the sole owner of, and will have valid title to, the Owned Intellectual Property, and will continue to have the full right to use, license and transfer the Company Intellectual Property in the same manner and on the same terms and conditions that the Company had immediately prior to the Closing.    The transaction represented by this Stock Purchase Agreement will have no adverse effect on the Company’s ownership of the Owned Intellectual Property or the Company’s right to use the Third Party Intellectual Property.

(b)           With respect to the Owned Intellectual Property, to Seller’s Knowledge, Section 3.13(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all patents, patent applications, invention disclosures or descriptions, registered and unregistered trademarks and service marks (including Internet domain names) and applications for the same, trade names and copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed) and date assigned to the Company, and identifies all Contracts, if any, under which the Company has licensed or otherwise granted rights in any of the Owned Intellectual Property to any Person.

(c)           To Seller’s Knowledge, Section 3.13(c) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property that any Person not a party to this Agreement has licensed or sublicensed to the Company or otherwise authorized the Company to use (the “Third Party Intellectual Property”), including a list of the related Contracts (but excluding software licensed to the Company under generally available retail shrinkwrap or clickwrap licenses and used in the Company’s business) including all amendments thereto.  To Seller’s Knowledge, the Company has not granted any sublicense or similar right with respect to any such Third Party Intellectual Property.

(d)           With the exception of payments due to the National Institute of Health relating to OTT License L-135-1994/2 described in Section 3.13(c) of the Seller Disclosure Schedule, to Seller’s Knowledge, the Company Intellectual Property is free of all payment obligations and other Encumbrances and is not subject to any Judgments or limitations or restrictions on use or otherwise.  No Person has any rights in the Company  Intellectual Property that could cause any reversion or renewal of rights in favor of that Person or termination of the Company’s rights in the Owned Intellectual Property.  To Seller’s Knowledge, there is no Proceeding, Judgment, Contract or other arrangement that prohibits or restricts the Company from carrying on its business anywhere in the world or from any use of the Company Intellectual Property.

(e)           To Seller’s Knowledge, all patents and registered and unregistered trademarks, service marks and copyrights included in the Company Intellectual Property are valid and enforceable under applicable Law for those respective categories of Intellectual Property, and, to Seller’s Knowledge, there are no facts or circumstances that could render any of the Company Intellectual Property invalid or unenforceable.  Section 3.13(e) of the Seller Disclosure Schedule contains accurate and complete list of all patents, registrations and applications, each as amended to date, assignments, and all documents and things relating to the prosecution of any patent applications or the disclosure or description of any inventions, applicable to  the Owned Intellectual Property and all other written documentation evidencing ownership and prosecution of each such item.

(f)            To Seller’s Knowledge, the Company has not agreed to indemnify, defend or otherwise hold harmless any other Person with respect to Losses resulting or arising from the Company Intellectual Property, except under those Contracts summarized or described in Section 3.13(c) of the Seller Disclosure Schedule.

(g)           To Seller’s Knowledge, no Person has used, disclosed, infringed or misappropriated any of the Company Intellectual Property, other than authorized uses and disclosures in accordance with the Contracts described in Sections 3.13(b) and 3.13(c) of the Seller Disclosure Schedule.  To Seller’s Knowledge, the Company has not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Company Intellectual Property or breach of any Contract involving the Company Intellectual Property.

(h)           To Seller’s Knowledge, neither the conduct of the business of the Company nor the Company’s creation, use, license or other transfer of the Company Intellectual Property infringes or misappropriates any other Person’s Intellectual Property rights.  To Seller’s Knowledge, the Company has not received notice of any claim of infringement of any other Person’s intellectual property rights and there is no pending or threatened Proceeding or any allegation or claim in which any Person alleges that the Company, its business or the Company Intellectual Property has violated any Person’s Intellectual Property rights.  To Seller’s Knowledge, there are no pending disputes between the Company and any other Person relating to the Company Intellectual Property, including the rights to use thereof or the ownership thereof.

(i)            To Seller’s Knowledge, the Company has taken all commercially reasonable steps necessary to protect and preserve each item of Company Intellectual Property, including the trade secrets and other confidential business information included in the Company Intellectual Property.  In determining “commercially reasonable steps’ for purposes of this Section 3.13(i), the parties intend that such phrase be interpreted taking into account the following facts: (i) the Company has been largely dormant approximately two years prior to the Closing Date; (ii) as of July 15, 2005 and effective through the Closing Date, Sarawak exercised its right under the Loan Agreements to assume control and management of the affairs of the Company and has appointed Jumastapha bin Lamat as the controlling officer of the Company; and (iii) the financial resources of the Company.

Section 3.14           Contracts.  Section 3.14 of the Seller Disclosure Schedule sets forth, to Seller’s Knowledge, an accurate and complete list of each Contract (or group of related Contracts) to which the Company is a party, by which the Company is bound or pursuant to which the Company is an obligor or a beneficiary, which includes aggregate consideration, payable by the Company in cash or any other form or otherwise owed, or the provision of services by the Company, having a value in excess of $10,000.

Section 3.15           Employee Benefit Matters.

(a)           To Seller’s Knowledge, the Company does not sponsor, maintain, contribute to or have any obligation to contribute to, and since the date of its creation has never sponsored, maintained, contributed to or had any obligation to contribute to, any Company Plan.

(b)           Except as set forth in Section 3.15(b) of the Seller Disclosure Schedule, to Seller’s Knowledge, the Company has never issued any award of any kind under the Sarawak MediChem Pharmaceuticals, Inc. Stock Incentive Plan (the “Stock Plan”) and no award issued under the Stock Plan has ever been exercised or otherwise resulted in the delivery of Common Stock or cash to any award recipient.  The Company has furnished to the Purchaser, to Seller’s Knowledge, complete and accurate copies of the Stock Plan and any award agreements (each an “Award Agreement”) evidencing any awards of any kind of granted under the Stock Plan.

(c)           To Seller’s Knowledge, each recipient of an award of whatever kind issued under the Stock Plan prior to or on the Closing Date has either: (i) terminated “Service” (as defined in the Stock Plan) with the Company and has not exercised any award of whatever kind issued to such recipient under the Stock Plan; or (ii) has agreed to terminate the award at or prior to the Closing by executing an Employee Release.

Section 3.16           Employment and Labor Matters.  To Seller’s Knowledge, the following individuals are the only employees or independent contractors who have both (i) been employed by or have performed services for the Company at any time and (ii) are currently employed by or perform services for the Seller or any of its Affiliates: Michael T. Flavin, Ze-Qi Xu, John L. Flavin, Patrick W. Flavin, R. Richard Wieland III, Tuah Jenta, Tom Flavin, David Eiznhamer and Suseelan Pookote.  To Seller’s Knowledge, the Company currently has no employees nor are any independent contractors currently performing services for the Company, the Company has not in the past had any employee who is not executing an Employee ADEA Release and an Employee Release, and, as of the Closing Date, the Company has no obligations to any former employee or independent contractor in excess of $5,000.

Section 3.17           Compliance with Laws, Judgments and Governmental Authorizations.

(a)           Except as set forth in Section 3.17(a) of the Seller Disclosure Schedule, to Seller’s Knowledge, the Company has not received at any time since the formation of the Company any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law, Judgment or Governmental Authorization, or any actual, alleged or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Section 3.17(b) of the Seller Disclosure Schedule sets forth, to Seller’s Knowledge, an accurate and complete list of each material Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company.

(c)           Section 3.17(c) of the Seller Disclosure Schedule sets forth, to Seller’s Knowledge, an accurate and complete list of each Judgment to which the Company, or any of the assets owned or used by the Company, is or has been subject.

Section 3.18           Legal Proceedings.  Except for the Bankruptcy Petition, Section 3.18 of the Seller Disclosure Schedule sets forth, to Seller’s Knowledge, an accurate and complete list of all pending Proceedings by or against the Company or that otherwise may affect the business of the Company or any of the properties or assets owned, leased or operated by the Company.

Section 3.19           Insurance.  Section 3.19 of the Seller Disclosure Schedule sets forth, to Seller’s Knowledge, an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by the Company, or under which the Company has been the beneficiary of coverage at any time within the past five years.  Section 3.19 of the Seller Disclosure Schedule further sets forth, to Seller’s Knowledge, an accurate and complete list of all claims asserted by the Company pursuant to any such certificate of insurance, binder or policy since the formation of the Company, and describes the nature and status of the claims.

Section 3.20           Relationships with Affiliates.  Neither the Seller, Holdings nor any Affiliate of the Seller, Holdings or the Company is a party to any Contract with, or has any material claim or right against, the Company.

Section 3.21           Creditors.  To Seller’s Knowledge, Section 3.21 of the Seller Disclosure Schedule sets forth an accurate and complete list of all Persons that are owed any material Liability by the Company at the Closing other than such Liabilities that are accrued or expressly reserved for in line items on the Balance Sheet, including any creditor or party in interest that may assert any claim in any Proceeding arising out of the filing of the Bankruptcy Petition.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that except as set forth on the Purchaser Disclosure Schedule:

Section 4.1             Organization and Good Standing.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

Section 4.2             Authority and Enforceability.  The Purchaser has all requisite company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and each Ancillary Agreement to which the Purchaser is a party.  The execution, delivery and performance of this Agreement and such Ancillary Agreements to which the Purchaser is a party have been duly authorized by all necessary action on the part of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.  Upon the execution and delivery by the Purchaser of the Ancillary Agreements to which the Purchaser is a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

Section 4.3             No Conflict.  Neither the execution, delivery and performance of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated by this Agreement, will:

(a)           directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser under (i) the memorandum or articles of incorporation of the Purchaser or any resolution adopted by the stockholders or board of directors of the Purchaser, (ii) any Governmental Authorization or Contract to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties or assets is subject or (iii) any Law or Judgment applicable to the Purchaser or any of its properties or assets; or

(b)           require the Purchaser to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

Section 4.4             Investment Intent.  The Purchaser is acquiring the Shares for its own account with the present intention of holding the Shares for investment purposes and not with a view to their distribution or sale in violation of any state or federal securities laws.

Section 4.5             Intellectual Property.  The Purchaser has not entered into any Contract that is a license or other Contract under which the Purchaser has licensed or otherwise granted rights in any of the Company Intellectual Property to any Person that is not a party to this Agreement.

ARTICLE V
INDEMNIFICATION

Section 5.1             Survival.  All representations, warranties and covenants contained in this Agreement will survive the Closing, irrespective of any facts known to any indemnified party at or prior to the Closing or any investigation at any time made by or on behalf of any indemnified party.

Section 5.2             Seller Indemnification.  Holdings and the Seller, jointly and severally, will indemnify and hold harmless the Purchaser, each of the Purchaser’s Affiliates, and the respective directors, officers, employees, agents, consultants, advisors, representatives and equity holders of the Purchaser and each of the Purchaser’s Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay to the Purchaser Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any inaccuracy in or breach of any representation or warranty of the Seller contained in this Agreement or in any certificate, instrument or document delivered by the Seller in connection with this Agreement; provided, however, that, except for any inaccuracy in or breach of any representation or warranty set forth in the penultimate sentence of Section 3.4(a), to which the following limitation shall not apply, the aggregate indemnification liability for Losses pursuant to this Section 5.2 of Holdings and the Seller collectively shall not exceed the Purchase Price.

Section 5.3             Purchaser Indemnification.  Purchaser will indemnify and hold harmless Holdings, the Seller and each of their respective Affiliates, directors, officers, employees, agents, consultants, advisors, representatives and equity holders (collectively, the “Seller Indemnified Parties”) from and against, and will pay to the Seller Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Seller Indemnified Parties directly or indirectly arising out of, relating to or resulting from any inaccuracy in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any certificate, instrument or document delivered by the Purchaser in connection with this Agreement; provided, however, that the aggregate indemnification liability for Losses pursuant to this Section 5.3 of Purchaser shall not exceed the Purchase Price.

Section 5.4             Indemnification Payments.  Any indemnification payments required under this Article V will be made within five business days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, or (ii) both such amount and the indemnifying party’s obligation to pay such amount have been determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 6.13.

Section 5.5             Exclusive Remedy.  Purchase and Seller agree that, except for fraud or willful misconduct, following the Closing, the indemnification provided in this Section 5 shall be the exclusive remedy for any breach of any representation, warranty, covenant or agreement of the parties contained in this Agreement.

Section 5.6             No Limitation.  Notwithstanding any other provision of this Agreement, nothing in this Agreement limits the Liability of a party to another party for fraud or willful misconduct.

ARTICLE VI
GENERAL PROVISIONS

Section 6.1             Further Assurances.  Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.

Section 6.2             Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first business day following such transmission if the date of transmission is not a business day) or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Seller or Holdings:

Advanced Life Sciences, Inc.

Attn:  Patrick W. Flavin, Chief Legal Counsel

1440 Davey Road

Woodridge, Illinois 60517

Fax: (630) 739-6754

with a copy (which will not constitute notice) to:

Winston & Strawn LLP

Attn:  Daniel J. McGuire

35 West Wacker Drive

Chicago, Illinois 60601-9703

Fax: (312) 558-5700

If to the Purchaser:

CRAUN Research Sdn. Bhd.

Attn:  Chief Executive Officer

Lot 3147,Block 14, Jalan Sultan Tengah,

93055 Kuching, Sarawak,

Malaysia.

Fax: +60-82-447385

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP

Attn: Edward S. Harrison

One Prudential Plaza

130 East Randolph Drive

Chicago, Illinois 60601

Fax: (312) 698-2198

Section 6.3             Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 6.4             Waiver and Remedies.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other parties, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 6.5             Expenses.  Each party will bear its respective direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 6.6             Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto, the documents and instruments referred to in this Agreement that are to be delivered at the Closing, and that certain agreement between the parties entered into simultaneously with this Agreement) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

Section 6.7             Assignment and Successors.  This Agreement binds and benefits the parties and their respective heirs, successors and assigns.  No party may delegate any performance of its obligations under this Agreement.  Except to the extent expressly provided in this Agreement, no provision of this Agreement is intended or will be construed to confer upon any Person other than the parties to this Agreement and their respective heirs, successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

Section 6.8             Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 6.9             Exhibits and Schedules.  The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.  The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, as applicable.  The disclosure in any section or paragraph of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is clear by appropriate cross-references that a given disclosure is applicable to such other sections and paragraphs.  The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.

Section 6.10           Interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 6.11           Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction.

Section 6.12           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement.  Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 6.13           Jurisdiction and Service of Process.  Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware.  Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum.  Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.2.  Nothing in this Section 6.13, however, affects the right of any party to serve legal process in any other manner permitted by law.

Section 6.14           Waiver of Jury Trial.  EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 6.15           Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

CRAUN RESEARCH SDN. BHD.

By:	/s/ Abdullah Chek bin Sahamat
Name:	Abdullah Chek bin Sahamat
Its:	Chairman

ADVANCED LIFE SCIENCES, INC.

By:	/s/ Michael T. Flavin
Name:	Michael T. Flavin, Ph.D.
Its:	Chairman and Chief Executive Officer

ADVANCED LIFE SCIENCES HOLDINGS, INC.

By:	/s/ Michael T. Flavin
Name:	Michael T. Flavin, Ph.D.
Its:	Chairman and Chief Executive Officer

EXHIBIT 2.4(A)(III)

Seller Release

[Attached]

EXHIBIT 2.4(A)(IV)

FIRPTA Certificate

[Attached]

EXHIBIT 2.4(A)(VII)

Deed of Termination

[Attached]

EXHIBIT 2.4(A)(X)

Employee Release

[Attached]

EXHIBIT 2.4(A)(XI)

Employee ADEA Release

[Attached]

EXHIBIT 2.4(B)(II)

Purchaser Release

[Attached]